                                                                    Exhibit 10.1


NEITHER THIS NOTE PURCHASE, THE NOTES ISSUED HEREUNDER NOR THEE SECURITIES ISSUABLE UPON CONVERSION OF THE NOTES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY STATE SECURITIES LAWS AND NONE OF THE FOREGOING MAY BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNTIL A (1) REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW HAS BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER

      AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

         This AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT, dated as of May 1, 2007 is made between the purchasers listed on the signature pages hereto (each a "PURCHASER" and collectively, the "Purchasers"), and BOSTON LIFE SCIENCES, INC., a Delaware corporation (the "COMPANY").

                                    RECITALS

         WHEREAS, the Company entered into that certain Convertible Promissory Note Purchase Agreement, dated as of March 22, 2007 (the "ORIGINAL AGREEMENT") by and among the Company and certain of the Purchasers (the "ORIGINAL CONVERTIBLE NOTE PURCHASERS") pursuant to which the Company issued to each of the Original Convertible Note Purchasers a convertible promissory note (collectively, the "ORIGINAL NOTES") which notes are in the form attached hereto as Exhibit A, and the Company obtained the right to borrow up to $15,000,000 (the "TOTAL ADVANCE AMOUNT") from the Original Convertible Note Purchasers;

         WHEREAS, as of the date hereof, the Company has borrowed $9,000,000 of the Total Advance Amount from the Original Convertible Note Purchasers (the "CURRENT AMOUNT ADVANCED");

         WHEREAS, the the Company has agreed not to request, and the Original Convertible Note Purchasers have agreed not to make, any further Advances (as defined in the Original Agreement);

         WHEREAS, Highbridge International LLC ("HIGHBRIDGE"), a Purchaser, wishes to purchase from the Company and the Company wishes to sell to Highbridge, a convertible promissory note in the form attached hereto as Exhibit A, in the aggregate principal amount of $6,000,000 (the "HIGHBRIDGE NOTE");

         WHEREAS, the Company requires certain funds for the operation of its business; and

         WHEREAS, the Highbridge is willing to provide the Company with such funds through the purchase of the Highbridge Note on the terms and conditions hereafter provided;

         NOW, THEREFORE, in order to induce Highbridge to purchase the Convertible Notes and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Purchasers and the Company hereby agree as follows:

         1. DEFINED TERMS. When used in this Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

         "AFFILIATES" shall mean any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with the Company. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.


         "AGREEMENT" means this Amended and Restated Convertible Promissory Note Purchase Agreement, as it may be amended or modified and in effect from time to time.

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which commercial banks in the Commonwealth of Massachusetts are authorized or required to close.

         "COMMON STOCK" means the common stock, $0.01 par value per share, of the Company.

         "CONVERTIBLE NOTES" shall mean, collectively, the Original Notes and the Highbridge Notes.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Article IX hereof.

         "FIRST COMMERCIAL SALE" shall mean, with respect to each Molecular Imaging Product, the first commercial sale in a country as part of a nationwide introduction by the Company, its Affiliates or its or its Affiliates' licensees or sublicensees.

         "HIGHEST LAWFUL RATE" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Purchasers which are presently in effect or, to the extent allowed by law, under such applicable laws which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         "LOAN DOCUMENTS" means collectively, this Agreement and the Convertible Notes.

         "MATURITY DATE" means the earliest to occur of (a) December 31, 2010 and (b) the date on which a Purchaser declares a Default (as defined in Section 9 below) to have occurred.

         "MOLECULAR IMAGING PRODUCTS" shall mean products approved for sale by the appropriate U.S. and/or foreign regulatory body containing as the active ingredient the Company's radio-labeled molecular imaging agents, currently in development or developed by the Company in the future, including, without limitation, the ALTROPANE(R) and FLUORATEC molecular imaging agents, for the diagnosis and monitoring of Parkinson's Disease and Attention Deficit Hyperactivity Disorder using SPECT or PET camera imaging techniques.


         "NET SALES" shall mean the gross amount received by the Company, its Affiliates and/or its or its Affiliates' licensees or sublicensees on sales or other dispositions of Molecular Imaging Products to Third

Parties (other than licensees or sublicensees) in bona fide, arm's-length transactions, less the following deductions:

         (a) Trade, cash and/or quantity discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced;

         (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly by the Company with respect to the production, sale, delivery or use of the Molecular Imaging Product (excluding national, state or local taxes based on income), as reflected in the amount invoiced;

         (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns, or because of chargebacks, refunds, rebates, retroactive price reductions or delayed ship orders;

         (d) Amounts credited for uncollectible amounts on previously sold products;

         (e) Freight, insurance and other transportation charges incurred in shipping a Molecular Imaging Product to Third Parties, as reflected in the amount invoiced;

         (f) Deduction of one percent (1%) for distribution and warehousing expenses; and

         (g) Any other reduction or specifically identifiable amounts included in the gross invoice that are creditable for reasons substantially equivalent to those listed above.

         Notwithstanding anything in this Agreement to the contrary, "NET SALES" shall exclude any sales or other disposition of Molecular Imaging Products for test marketing, clinical trial purposes or compassionate or similar use.

         Net Sales amounts shall be determined from the books and records of the Company, its Affiliates and/or its or its Affiliates' licensees or sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

         Sales between or among the Company, its Affiliates or their respective licensees and sublicensees shall be disregarded for purposes of calculating Net Sales. In the case of any sale or other disposal of a Molecular Imaging Product between or among the Company and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party.

         In the case of any sale or other disposal for value, such as barter or counter-trade, of any Molecular Imaging Product, or part thereof, other than in an arm's-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Molecular Imaging Product in the country of sale or disposal.

         In the event the Molecular Imaging Product is sold in a finished dosage form in combination with one or more other active ingredients (a "COMBINATION PRODUCT"), the Net Sales of the Molecular Imaging Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, 'A/(A+B)' where 'A' is the weighted (by sales volume) average sale price in the relevant country of the Molecular Imaging Product when sold separately in finished form and 'B' is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Molecular Imaging Product and the other product(s) in the Combination Product, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

         "OBLIGATIONS" means all unpaid principal of and accrued and unpaid interest on the Convertible Notes, and all other obligations, interest, fees, charges and expenses of the Company to the Purchasers arising under the Loan Documents.

         "PRE-COMMERCIAL INCOME" shall mean, with respect to each Molecular Imaging Product, all license fees, milestone payments and other amounts received by the Company and/or its Affiliates from Third Parties in connection with or related to the licensing or sublicensing to such Third Parties of the Company's and/or its Affiliate's rights under the intellectual property covering the Molecular Imaging Product. Notwithstanding anything in the foregoing to the contrary, "Pre-Commercial Income" shall exclude (a) any royalty payments or milestone payments based upon commercial sales levels, (b) amounts received for research and development activities undertaken for, or in collaboration with, such Third Parties, (c) amounts received for debt or equity securities of the Company and/or its Affiliates, provided that any amounts received in excess of the then current fair market value of such debt or equity securities shall, to the extent of such excess, be deemed to be Pre-Commercial Income, and (d) transfer pricing amounts paid in respect of Molecular Imaging Products supplied to such Third Parties.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "THIRD PARTY" shall mean any person or entity other than the Company or any of its Affiliates.

         "VALID CLAIM" means a claim of any issued, unexpired United States or foreign patent, which shall not be disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

         2.       CONVERTIBLE NOTE FACILITY.

                  2.1 PURCHASE AND SALE OF CONVERTIBLE NOTES. At the Closing (as defined below), Highbridge agrees on the terms of and subject to the conditions specified in this Agreement, to purchase from the Company, and the Company agrees to sell to Highbridge, the Highbridge Note.

                  2.2 ADVANCES. The Original Convertible Purchasers agree that they will make no further Advances to the Company and the Company agrees that it shall make no further requests for Advances from the Original Convertible Note Purchasers.

                  2.3 CLOSING. The closing of the issuance and sale of the Highbridge Note issued hereunder shall be held at the offices of counsel to the Company at 5:00 p.m. on the date and time as is mutually agreed to by the Company and the Purchasers (such date, the "CLOSING").

                  2.4 PAYMENT OF CONVERTIBLE NOTE PURCHASE PRICE. At the Closing, (i) the Company shall deliver to Highbridge the Highbridge Note, and
(ii) as payment in full for the Highbridge Note being purchased by Highbridge at the Closing, Highbridge shall pay its purchase amount (which amount shall be $6,000,000 less the amounts withheld pursuant to Section 11.2) to the Company by wire transfer of immediately available funds to an account designated by the Company.

                  2.5 INTEREST. Interest shall accrue on each Convertible Note from the date of issuance until such Convertible Note is paid in full or otherwise converted pursuant to Section 4 hereof. The Company promises to pay interest on the outstanding principal amount of each Convertible Note (i) until the Maturity Date, or if earlier, conversion pursuant to Section 4 hereof, at a per annum interest rate equal to five percent (5%), (ii) from and after the Maturity Date, or during the continuance of an Event of Default, at a per annum rate equal to ten percent (10%) or (iii) if less than the rates applicable under both clauses (i) and (ii), the Highest Lawful Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall accrue until paid in full and all unpaid interest shall be due and payable on the Maturity Date, unless otherwise converted pursuant to Section 4 hereof.

                  2.6 METHOD OF PAYMENT. All payments of principal, interest, and fees hereunder shall be made on the date when due in immediately available funds in United States Dollars to the Purchasers at the Purchaser's address specified on the signature page hereof, or at such other address as shall be directed by the applicable Purchaser in a writing received by the Company.

                  2.7 PREPAYMENTS. The Company may not prepay any amounts under any Convertible Notes whether principal or interest.

                  2.8 USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount under the Convertible Notes issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Convertible Notes issued hereunder are repaid in full the total interest due hereunder is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Purchasers an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers and the Company to conform strictly to any applicable usury laws. Accordingly, if the Purchasers contract for, charge, or receive any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall be applied to the outstanding principal amount of the Convertible Notes issued hereunder or be refunded to the Company.

         3. CONDITIONS PRECEDENT. The obligations of Highbridge to purchase the Highbridge Note shall be subject to the following conditions precedent that on the date of the Closing:

                  3.1 Each of the representations and warranties of the Company contained in this Agreement and the Loan Documents shall be true and correct in all material respects; and

                  3.2 At the time of, and immediately after giving effect to, the issuance of such Highbridge Note, no Event of Default shall have occurred and be continuing.

         4.       OPTIONAL CONVERSION.

                  4.1      CONVERSION TO EQUITY.

                  (a) After December 31, 2007, at any time during which Convertible Notes remain outstanding, up to all of the outstanding principal and accrued interest under any particular Convertible Note then outstanding may be converted, at the sole option of the holder thereof and by written notice to the Company, into shares of Common Stock of the Company at a conversion price equal to $2.50 per share.

                  (b) Notwithstanding anything to the contrary contained herein, each Purchaser shall be prohibited from effecting a conversion pursuant to this Section 4.1 if at the time of such conversion (i) the Common Stock issuable to such Purchaser pursuant to such conversion or as a result of such conversion, when taken together with all shares of Common Stock then held or otherwise beneficially owned by such Purchaser exceeds 19.9% of the total number of issued and outstanding shares of Common Stock of the Company immediately prior to such conversion, (ii) the Common Stock issuable to such Purchaser pursuant to such conversion or as a result of such conversion, exceeds 19.9% of the total number of issued and outstanding shares of Common Stock of the Company immediately prior to such conversion, in each case unless and until the stockholders of the Company approve the conversion of all of the shares of Common Stock issuable hereunder and the transactions contemplated hereby pursuant to Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) and any other applicable rules and regulations ("STOCKHOLDER APPROVAL"). The forgoing provision however shall not restrict the number of shares of Common Stock which the Purchaser may receive or beneficially own in order to determine the amount of securities or other consideration that such Purchaser may receive in the event of a merger, sale or other business combination involving the Company.

                  (c) The Company hereby covenants and agrees that (i) in the event a Purchaser is prohibited from effecting a conversion of Convertible Notes pursuant to this Section 4.1, then upon receipt of written notice of such event from such Purchaser, the Company shall use its best efforts to seek Stockholder Approval and (ii) upon any conversion pursuant to this Section 4.1, the Company shall use its best efforts to effect an amendment to that certain Amended and Restated Registration Rights Agreement, dated March 9, 2005, as amended (the "REGISTRATION AGREEMENT"), to cause any shares of Common Stock issuable in connection with such conversion to be included as Registrable Securities in the Registration Agreement.

                  (d) Notwithstanding anything to the contrary contained herein, the Company shall not effect any conversion of this Note, and Highbridge and any of its affiliates shall not have the right to effect any conversion pursuant to this Section 4.1, to the extent that after giving effect to such conversion, Highbridge (together with its affiliates and any other person or entity acting as a group together with Highbridge), would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon any such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Highbridge shall include the number of shares of Common Stock issuable upon the conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of the Highbridge Note beneficially owned by Highbridge or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other convertible notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Highbridge or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4.1(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, Highbridge may rely on the number of outstanding shares of Common Stock as reflected in the later dated of (x) the Company's most recent Form 10-K (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Highbridge, the Company shall within two trading days confirm orally and in writing to Highbridge the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Highbridge Note, by Highbridge or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

                  4.2      CONVERSION TO ROYALTY STREAM.

                  (a) At any time all or any of the Purchasers may elect (as such, collectively, the "ELECTING PURCHASERS", and, individually, an "ELECTING PURCHASER"), at their sole option and by written notice to the Company, to convert, in $1 million increments, up to the entire amount of the principal and accrued interest then outstanding on all Convertible Notes then held by such Electing Purchaser (the "TOTAL CONVERTED BALANCE"), into the right to receive from the Company the following payments related to the Company's Molecular Imaging Products::

                           (i) For each One Million ($1,000,000) of Total Converted Balance,

                                    (A)      2% of Pre-Commercial Income; plus

                                    (B)      a royalty at a rate of one half of
                                             one percent (0.5%) of Net Sales of
                                             Molecular Imaging Products.

                           By way of example only, if the Total Converted
Balance being converted by the Electing Purchaser is $3.5 million, the Company would be required to pay 7% of Pre-Commercial Income (2% x 3.5) to such Electing Purchaser plus a royalty of 1.75% on Net Sales of Molecular Imaging Products (0.5% x 3.5).

                           (ii)    The Company agrees to provide each Purchaser
with at least 30 days prior written notice of the execution of a partnership agreement for the Molecular Imaging products to enable them to make an election to convert under this Section 4.2. Upon receipt of such notice, each Purchaser will have 30 days to elect such conversion. For purposes of clarity, any amounts which may be owed by the Company under Section 4.2(a)(i) above after proper notice is given and no election is made, shall be owed on a going-forward basis and shall not apply retroactively to any Pre-Commercial Income received by the Company and/or its Affiliates or Net Sales of Molecular Imaging Products prior to the date of such election to convert.

                  (b)      The Company shall make the payments set forth in
Section 4.2(a)(i) above on a calendar quarterly basis to each Electing
Purchaser.

                  (c) The Company shall deliver to each Electing Purchaser within sixty (60) days after the end of each calendar quarter following such Electing Purchaser's election to convert, reasonably detailed written accountings of Pre-Commercial Income and Net Sales of Molecular Imaging Products that are subject to payments due to such Electing Purchaser hereunder for such calendar quarter. When the Company delivers such accountings to such Electing Purchaser, the Company shall also deliver all payments due under Section 4.2(a)(i) for such calendar quarter.

                  (d) On a country-by-country and Molecular Imaging Product-by-Molecular Imaging Product basis, the royalty obligation of the Company hereunder shall cease at the expiration of the last-to-expire Valid Claim covering a Molecular Imaging Product in said country or, in the case of countries where no Valid Claims covering a Molecular Imaging Product have been granted, ten (10) years after the First Commercial Sale of a Molecular Imaging Product in said country. In no event will the Company's royalty obligation hereunder cease so long as royalties in excess of those owed hereunder are paid to the Company by its licensee of any or all of the Molecular Imaging Products.

         5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to each Purchaser that on the date hereof:

                  5.1 The Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where the nature of its business or the location or ownership of its properties requires such qualification and where the failure to be so qualified would reasonably be expected to have a material adverse effect on the Company's business, operations, properties, assets or condition (financial or otherwise).

                  5.2 The Company has the corporate power and authority to execute and deliver this Agreement and the Convertible Notes and to perform all of the obligations hereunder, and all necessary corporate action has been taken to execute and deliver this Agreement and the Convertible Notes and to issue and sell the Convertible Notes hereunder.

                  5.3 This Agreement and the Convertible Notes constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors.

                  5.4 The execution, delivery and performance by the Company of this Agreement and the Convertible Notes does not (i) violate any provisions of the Company's Certificate of Incorporation, as amended, bylaws, as amended, or any material contract, agreement, law, regulation, order, decree or writ to which the Company or any of its properties are subject or (ii) require the consent or approval of any person, entity or authority, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of any of the foregoing.

         6. REPRESENTATIONS AND WARRANTIES OF INVESTORS. Each Purchaser represents and warrants, severally and not jointly, to the Company as follows:

                  6.1 Investment Intent. Such Purchaser understands that the Convertible Notes have not been registered under the Securities Act or any applicable state securities law and is acquiring the Convertible Notes as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Convertible Notes, has no present intention of distributing the Convertible Notes and has no arrangement or understanding with any other persons regarding the distribution of the Convertible Notes. Such Purchaser is acquiring the Convertible Notes hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute the Convertible Notes.

                  6.2 Purchaser Status. At the time such Purchaser was offered the Convertible Notes, it was, and at the date hereof it is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser (if not already a registered broker-dealer under Section 15 of the Exchange Act) is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

                  6.3 Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Convertible Notes, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Convertible Notes and, at the present time, is able to afford a complete loss of such investment.

                  6.4 General Solicitation. Such Purchaser is not purchasing the Convertible Notes as a result of any advertisement, article, notice or other communication regarding the Convertible Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                  6.5 Certain Fees. No brokerage or finder's fees or commissions are or will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section 6.5 that may be due in connection with the transactions contemplated by this Agreement.

                  6.6 Acquiring Person. Such Purchaser, after giving effect to the transactions contemplated hereby, will not, either individually or with a group (as defined in Section 13(d)(3) of the Exchange Act), be the beneficial owner of 20% or more of the Company's outstanding Common Stock. For purposes of this Section 6.6, beneficial ownership shall be determined pursuant to a Rule 13d-3 under the Exchange Act.

         7. AFFIRMATIVE COVENANTS. During the term of this Agreement and while the Convertible Notes remain outstanding, unless each Purchaser consents thereto in writing:

                  7.1 The Company shall maintain its corporate existence, business and assets, keep its business and assets adequately insured, maintain its chief executive office at the location listed on the signature page hereof, and comply in all material respects with all requirements of applicable law.

                  7.2 The Company (a) shall provide each Purchaser at least 10 days prior written notice of the Company's intent to change its name or its mailing address and (b) shall not change its type of organization or jurisdiction of organization.

         8. NEGATIVE COVENANTS. So long as any principal and interest remains outstanding under the Convertible Notes, the Company shall not:

                  8.1 Create, incur, assume, guaranty, become liable with respect to (contingently or otherwise), or permit to be outstanding any indebtedness for money borrowed (including, without limitation, any indebtedness evidenced by any notes, instruments or agreements or in connection with any capitalized lease), except for obligations under this Agreement and the Convertible Notes together with interest thereon, the amounts due and owing under the convertible promissory notes in favor of Robert Gipson and Thomas Gipson in the principal amount of $5 million each and dated as of March 22, 2007, and the convertible promissory notes in the principal amount of $3 million each (plus interest to accrue as per the notes) in favor of Robert Gipson, Thomas Gipson and Arthur Koenig respectively and dated as of March 22, 2007;

                  8.2 (i) Declare or pay any cash dividend, or make a distribution on, repurchase, or redeem, any class of stock of the Company, other than pursuant to repurchase obligations under existing employee stock purchase or option plans or (ii) Sell, lease, transfer or otherwise dispose of any material assets or property of the Company; or

                  8.3      dissolve or liquidate.

         9. DEFAULTS. The occurrence of any one or more of the following events shall constitute a "DEFAULT" or an "EVENT OF DEFAULT":

                  9.1 The Company fails to pay any of the principal, interest or any other amounts payable under this Agreement or any of the Convertible Notes when and as the same becomes due and payable;

                  9.2 The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, Company, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Company or all or any substantial portion of the Company's assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

                  9.3 An involuntary petition is filed, or any proceeding or case is commenced, against the Company (unless such proceeding or case is dismissed or discharged within ninety (90) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied for, appointed for the Company or to take possession, custody or control of any property of the Company, or an order for relief is entered against the Company in any of the foregoing; or

                  9.4 Any representation or warranty made by the Company under this Agreement shall have been false or misleading in any material respect when made or deemed made.

         10.      REMEDIES.

                  10.1 Upon the occurrence and during the continuance of an Event of Default hereunder, the Purchasers may, without notice or demand upon the Company, do any or all of the following:

                           (a)     Declare all unpaid principal and accrued
interest owing under the Convertible Notes held by the Purchaser, and, in the case of an Event of Default pursuant to Section 9.2 or 9.3 above, automatically, to be immediately due, payable and collectible by the Purchaser pursuant to applicable law;

                           (b)     Declare any and all unpaid principal and
accrued interest due under the Convertible Notes held by the Purchaser to thereafter bear interest at the maximum rate set forth in Section 2.5 hereof;

                           (c)     Terminate any and all of such Purchaser's
obligations to purchase any additional Convertible Notes hereunder; and

                           (d)     Exercise any and all rights and remedies it
may have under this Agreement, under the Convertible Notes held by the Purchaser or under applicable law.

                  10.2 All of the foregoing rights and remedies shall be cumulative and not exclusive. The failure to exercise all or any rights, remedies, powers or privileges hereunder, under the Convertible Notes or under applicable law, in any instance shall not constitute a waiver thereof in that or any other instance.

         11.      WAIVERS, AMENDMENTS AND OTHER PROVISIONS.

                  11.1 ENTIRE AGREEMENT; AMENDMENTS; INVALIDITY. This Agreement and the Convertible Notes constitute the entire agreement and understanding of the parties, and supercedes and replaces in their entirety any prior discussions or agreements, all of which are merged herein and therein. None of the terms of this Agreement or any Convertible Note may be amended or otherwise modified except by an instrument executed by the Company and each Purchaser. If any term of this Agreement or any Convertible Notes shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement and the Convertible Notes shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

                  11.2 EXPENSES. The Company shall pay to Highbridge or its designee(s) all reasonable legal fees and disbursements incurred in connection with the transactions contemplated hereby, which amount, in whole or in part, may be withheld by Highbridge from its purchase price at the Closing. The Company agrees to and shall pay to the Purchasers on demand, any and all expenses, including, without limitation, reasonable attorney's fees and disbursements, incurred or paid by the Purchasers in connection with the collection on or enforcement of amounts outstanding hereunder, for protecting, preserving or enforcing the Purchaser's rights or remedies (including fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of the Company).

                  11.3 NONLIABILITY OF PURCHASERS; SEVERAL OBLIGATIONS. The relationship between the Company and the Purchasers shall be solely that of Company and Purchasers. The Purchasers shall have no fiduciary responsibilities to the Company as holders of Convertible Notes.

                  11.4 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE CONVERTIBLE NOTES ARE INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AND NOT THE LAWS OF CONFLICT) OF THE COMMONWEALTH OF MASSACHUSETTS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE COMMONWEALTH OF MASSACHUSETTS FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONVERTIBLE NOTES AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE PURCHASERS TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE COMPANY AGAINST ANY PURCHASER OR ANY AFFILIATE OF ANY PURCHASER UNDER OR INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY CONVERTIBLE NOTE SHALL BE BROUGHT ONLY IN A COURT IN THE COMMONWEALTH OF MASSACHUSETTS.

                  11.5 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. THE COMPANY AND EACH PURCHASER WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY CONVERTIBLE NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company (i) certifies that neither the Purchasers nor any representative, agent or attorney of the Purchasers has represented, expressly or otherwise, that the Purchasers would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement and the Convertible Notes, the Purchasers are relying upon, among other things, the foregoing waivers and certifications.

                  11.6 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents and all obligations of the Company hereunder and thereunder shall be binding upon the successors and assigns of the Company, and shall, together with the rights and remedies of the Purchasers hereunder, inure to the benefit of the Purchasers, any future holder of this Agreement or any other Loan Document and their respective successors and assigns, provided, however, the Company may not transfer or assign its rights or obligations hereunder or thereunder without the express written consent of each Purchaser, and any purported transfer or assignment by the Company without the approval of each Purchaser shall be null and void. Each Purchaser may assign, transfer, participate or endorse its rights under this Agreement or any of the other Loan Documents without the consent or approval of the Company, and all such rights shall inure to the Purchasers' successors and assigns; provided, that such transferee agrees in writing to be bound by all of the terms of this Agreement. No sales of participations, other sales, assignments, transfers, endorsements or other dispositions of any rights hereunder or thereunder or any portion hereof or thereof or interest herein or therein shall in any manner affect the obligations of the Company under this Agreement or the other Loan Documents. The Company agrees that in connection with any such assignment, to execute and deliver such additional documents or agreements, including, without limitation, new Convertible Notes, as may be reasonably requested.

                  11.7 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.

                  11.8 NO RELIANCE. Each of the Purchasers hereby acknowledges (i) that Wilmer Cutler Pickering Hale and Dorr LLP has served as counsel solely to the Company in connection with entering into this Agreement and the Convertible Notes and the transactions contemplated hereby and thereby and not as counsel to any of the Purchasers, and (ii) that each Purchaser (a) has sought the advice of his own legal counsel and has not relied upon Wilmer Cutler Pickering Hale and Dorr LLP, (b) has had an opportunity to fully discuss and review the terms of this Agreement and the Convertible Notes and the transactions contemplated hereby and thereby with such Purchaser's counsel, and
(c) understands the contents herein and freely and voluntarily assents to all of the terms and conditions hereof and the transactions contemplated hereby.

                  11.9 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by hereby. Each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.






                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed as an instrument under seal as of the date first set forth above.


COMPANY:                            PURCHASERS:

BOSTON LIFE SCIENCES, INC.          ROBERT GIPSON


By: /s/ Kenneth L. Rice             Signature: /s/ Robert Gipson
    ----------------------------               -------------------------------

Printed Name: Kenneth L. Rice       Address:  c/o Ingalls & Snyder LLC
              ------------------              61 Broadway, NY, NY 10006

Title: EVP and CFO
       -------------------------

Address:  85 Main Street            THOMAS GIPSON
 Hopkinton, Massachusetts 01748


                                    Signature: /s/ Thomas O. Boucher Jr.
                                               -------------------------------

                                    Address:   By Thomas O. Boucher Jr.
                                               His Attorney In Fact
                                               c/o Ingalls & Snyder LLC
                                               61 Broadway, NY, NY 10006

                                    ARTHUR KOENIG


                                    Signature: /s/ Thomas O. Boucher Jr.
                                               -------------------------------

                                    Address:   By Thomas O. Boucher Jr.
                                               His Attorney In Fact
                                               c/o Gipson
                                               Ingalls & Snyder LLC
                                               61 Broadway, NY, NY 10006

                                    HIGHBRDIGE INTERNATIONAL LLC
                                    By: Highbridge Capital Management, LLC

                                    By: /s/ Adam J. Chill
                                        --------------------------------------

                                    Printed Name: Adam J. Chill
                                                  ----------------------------

                                    Title: Managing Director
                                           -----------------------------------

                                    EXHIBIT A

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), NOR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNTIL A (1) REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW HAS BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER

                           CONVERTIBLE PROMISSORY NOTE

$6,000,000                                                     May 2, 2007
                                                        Hopkinton, Massachusetts

         FOR VALUE RECEIVED, on the Maturity Date, BOSTON LIFE SCIENCES, INC., a Delaware corporation having a principal place of business at 85 Main Street, Hopkinton, Massachusetts 01748 (the "COMPANY"), hereby unconditionally promises to pay to Highbridge International, LLC (the "PURCHASER"), or order, at 9 West 57th Street, 27th floor, New York, NY 10019 or such other place as Purchaser or any holder hereof may from time to time designate, the principal sum of six million dollars ($6,000,000.00) in United States Dollars and in immediately available funds as provided in the Convertible Promissory Note Purchase Agreement of even date among the Company and the Purchaser (the "AGREEMENT"), together with interest on the unpaid principal amount hereof from time to time outstanding at the rate and on the dates set forth in the Agreement.

         This Convertible Promissory Note is issued pursuant to, and is entitled to the benefits of, the Agreement, as it may be amended from time to time. Reference is hereby made thereto for a statement of the terms and conditions under which this Convertible Promissory Note may be converted, prepaid or its maturity date accelerated. This Convertible Promissory Note is convertible at the election of the Purchaser pursuant to Sections 4.1 and 4.2 of the Agreement. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

         No delay or omission on the part of the Purchaser in exercising any right hereunder shall operate as a waiver of such right or of any other right of Purchaser, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company and every endorser or guarantor of this Convertible Promissory Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable.

         The terms and provisions of this Convertible Promissory Note may be excluded, modified, or amended only as set forth in the Agreement. This Convertible Promissory Note shall be binding upon the successors and assigns of the Company and inure to the benefit of Purchasers and its successors, endorsees and assigns as set forth in the Agreement. If any term or provision of this Convertible Promissory Note shall be held to be invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability shall only effect such term or provision, and shall not effect such term or provision in any other jurisdiction or any other term or provision of this Convertible Promissory Note.

         The Company hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Convertible Promissory Note or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

         All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts or choice of laws) and this Convertible Promissory Note shall be deemed to be made under seal.


                                        BOSTON LIFE SCIENCES, INC.


                                        By:
                                            --------------------------------
                                        Name:
                                             -------------------------------
                                        Title:
                                              ------------------------------




                                       2